Exhibit 99.1

News Release

Worldwide Press Office: 312-997-8640

UAL CORPORATION REPORTS SECOND QUARTER 2008 RESULTS

TAKING ACTION TO OFFSET RECORD FUEL COSTS, AND POSITION

COMPANY TO COMPETE

CHICAGO, July 22, 2008 – Driven by a $773 million increase in consolidated fuel expense, UAL Corporation (NASDAQ: UAUA), the holding company whose primary subsidiary is United Airlines, reported a net loss of $2.7 billion or $151 million, excluding certain largely non-cash accounting charges. For the second quarter ended June 30, 2008, the company:

•	Reported basic and diluted loss per share of $1.19 excluding certain largely non-cash accounting charges described below. United’s reported GAAP loss per share was $21.47.

•	Recorded $2.6 billion of previously announced accounting charges, including a $2.3 billion non-cash special charge for goodwill impairment.

•

Continued its focus on controlling costs, with mainline cost per available seat mile (CASM), excluding fuel and the above mentioned accounting charges, up 2.6 percent versus the same period in 2007. Mainline CASM for the quarter was up 85.5 percent versus the second quarter of 2007, reflecting a 55.4 percent increase in mainline fuel price per gallon and the significant accounting charges.

•

Strengthened its cash position by raising $90 million through new financings, asset sales and freeing up $130 million in restricted cash. In addition, the company expects to raise $330 million in cash in the third quarter through aircraft financings and the release of restricted cash, resulting in a total cash balance improvement of approximately $550 million.

•

Announced further capacity cuts and the retirement of the entire B737 fleet as well as six B747s. In total, United will retire 100 aircraft and will reduce fourth-quarter mainline domestic capacity 15.5 percent to 16.5 percent year-over-year. In conjunction with the capacity reductions, the company expects to reduce its workforce by approximately 7,000 by year-end 2009.

•

Announced an alliance partnership with Continental Airlines – a partnership that will create the most comprehensive domestic system by linking networks as well as creating potential for cost savings and operational efficiencies, while simultaneously benefiting customers.

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

Quarterly Net Loss Driven By Record High Fuel Prices

The company’s financial results in the second quarter of 2008 were impacted by previously disclosed largely non-cash accounting charges that, coupled with a $773 million or 54.1 percent increase in consolidated fuel expense, caused the company’s net, pre-tax and operating results to be significantly lower year-over-year. The accounting charges include:

•	A non-cash special charge of $2.3 billion for goodwill impairment.

•

Non-cash special charges of $194 million relating to the impairment of B737 aircraft that are being retired from the company’s operating fleet, aircraft pre-delivery deposits and certain indefinite-lived intangible assets other than goodwill net of a related tax benefit of $29 million.

•

Severance charges of $82 million related to the staffing reductions that will result from the capacity reductions the company has announced. Cash payments related to severance will be incurred over time as we implement our capacity reduction plans.

•	Other largely non-cash charges of $54 million related to certain projects that have been terminated or deferred and a non-cash adjustment to increase certain employee benefit obligations.

•	A $29 million cash gain from a litigation settlement.

These accounting charges added $2.6 billion of largely non-cash expense to the company’s operating costs for the quarter. The company may record additional accounting charges in future quarters related to its capacity reductions, including possible non-cash fleet and property and equipment impairment charges, further intangible asset impairment charges, expenses to terminate early certain facility and aircraft leases and additional severance costs. However, at this time, the company is unable to reasonably estimate the amount and timing of these future charges.

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

Excluding the above accounting charges, in the second quarter of 2008 the company generated an operating loss of $87 million, versus operating income of $537 million in the year ago period primarily as a result of the significant increase in fuel expense. The company generated a net loss, excluding these accounting charges, of $151 million in the second quarter of 2008, $425 million worse than the second quarter of 2007. Including the impact of these accounting charges, the company reported an operating loss for the quarter of $2.69 billion and a net loss of $2.73 billion.

Excluding a $29 million tax benefit related to the impairment of intangible assets, the company did not recognize any income tax benefit in the second quarter of 2008. Because of its Net Operating Loss carry-forwards, the company expects to pay minimal cash taxes for the foreseeable future.

Despite continued unit revenue growth, and better cost performance compared to its prior guidance, these gains were insufficient to offset the more than 55 percent increase in average fuel price per gallon.

“Our industry is challenged as never before by the unrelenting price of oil, and United is taking aggressive action to offset unprecedented fuel costs and to strengthen the competitiveness of our business,” said Glenn Tilton, United president, chairman and CEO. “The elimination of our entire B737 fleet and our alliance with Continental are examples of the different approach we are taking to respond to dramatically changed market conditions to deliver better results for all our stakeholders.”

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

Taking Additional Actions to Address Unprecedented Fuel Costs

While the price of jet fuel has steadily increased over the last few years, the rise in 2008 has been unprecedented, with fuel increasing by more than 37 percent since the beginning of the year. United is executing an aggressive plan to address the skyrocketing cost of fuel by:

•

Sizing the business appropriately for the environment, leading the industry in permanently reducing capacity. United is removing 94 narrowbody aircraft and 6 widebody aircraft from its operations, retiring its entire fleet of B737s in the process.

•	Using its capacity discipline to pass higher commodity costs to customers through fare and fuel surcharge initiatives.

•	Creating new revenue streams by charging for a la carte service, such as checked bags.

•	Reducing costs across the business.

•	Reducing capital expenditures.

United also recently announced a framework agreement to form a unique partnership with Continental Airlines, one that responds to the need for different thinking and solutions in an industry confronted by extraordinary and volatile fuel costs and dramatically changed market conditions. This agreement will result in extensive cooperation, linking networks and services worldwide to the benefit of customers while creating revenue opportunities, cost savings and other operating efficiencies. In addition, Continental plans to join United in the Star Alliance, the largest airline alliance in the world. This week, Continental Airlines, United Airlines and eight other members in the Star Alliance plan to ask the U.S. Department of Transportation (DOT) to allow Continental to join the group of carriers that already hold antitrust immunity. Approval by the DOT would enable Continental, United and the other immunized Star Alliance carriers to work closely together to deliver highly competitive flight schedules, fares and service.

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

Strengthened Cash Position With $550 Million Raised From New Transactions

During the quarter, the company raised $90 million through new aircraft financing transactions and assets sales and freed up $130 million in restricted cash by replacing it with a $100 million letter of credit.

In addition, early in the third quarter, the company received funds from a $241 million aircraft financing transaction whereby it raised additional debt. The company freed up another $50 million of restricted cash by replacing it with letters of credit worth $34 million. The company also reached agreements in principle for the sale of assets worth approximately $40 million.

As a result of all these actions, the company raised approximately $550 million in cash.

Despite escalating fuel prices, the company generated positive operating and free cash flow during the quarter. The company realized $217 million of operating cash flow and $127 million of free cash flow, defined as operating cash flow less capital expenditures, during the second quarter.

The company reduced total on and off balance sheet debt by $292 million in the quarter to $11.1 billion, despite entering into new debt financing. The company ended the quarter with an unrestricted cash balance of $2.9 billion and a restricted cash balance of $655 million. The company’s quarter-end cash balance does not include any cash deposits associated with collateral from its fuel hedge counterparties.

In addition to its strong cash balance, and subsequent to the financings and asset sales previously discussed, the company continues to have over $3 billion in unencumbered hard assets that it can use to further enhance liquidity through asset sales and/or secured financing transactions.

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

“We continue to take the difficult, but necessary action across the company to reduce our costs, including reducing our workforce by more than 7,000 people,” said Jake Brace, United executive vice president and CFO. “We are maintaining our cost guidance for the year even as we dramatically reduce capacity, and are improving our liquidity, ensuring United is well positioned to weather the current environment.”

Capacity Discipline Drives Revenue Growth

The company’s focus on capacity discipline and strong revenue management drove continued revenue growth. Total revenues increased by 3.0 percent in the second quarter of 2008 compared to the same period in 2007, as growth in passenger unit revenue and cargo more than offset the year-over-year reduction in capacity. The company’s mainline RASM increased by 5.1 percent year-over-year from the second quarter of 2007 due to strong passenger and cargo yield performance partially offset by lower passenger load factors.

The company’s cargo business continued its strong performance with a 30.9 percent year-over-year increase in revenue. Higher fuel surcharges, foreign exchange gains and strong yield improvements contributed to the cargo revenue increase.

Total passenger revenues increased by 2.6 percent in the second quarter compared to the prior year as a result of a 7.7 percent gain in consolidated yield, more than offsetting the 3 point decline in system load factor. Mainline domestic PRASM for the quarter increased by 5.9 percent, aided by a 4.8 percent reduction in capacity. International PRASM grew 3.2 percent in the second quarter compared to the same period last year, despite a 3.7 percent increase in international capacity year-over-year. Consolidated PRASM increased 3.9 percent year-over-year.

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

The company’s change to deferred revenue accounting for the Mileage Plus program, from the previous incremental cost method, decreased consolidated passenger revenue by approximately $42 million in the second quarter of 2008. The change to the expiration period for Mileage Plus accounts without activity from 36 to 18 months, which the company instituted in January 2007, did not impact the company’s revenue results in the second quarter of 2008, as it did in the second quarter of 2007.

In the second quarter of 2007 deferred revenue accounting increased consolidated passenger revenue by a net $1 million, including $47 million of non-cash revenue recognized from the expiration policy change. In total, these Mileage Plus accounting changes resulted in a net year-over-year decrease in consolidated passenger revenues of $43 million for the second quarter of 2008 compared to the same period in 2007.

As the company no longer follows the incremental cost method of accounting, differences between the two accounting methods are calculated using the company’s best estimate of the incremental cost method. Excluding Mileage Plus accounting impacts, consolidated PRASM increased 4.9 percent year-over-year.

Regional affiliate PRASM was up 0.3 percent compared to last year, with a 6.6 percent increase in yield and a 1.1 percent capacity decline. Load factor for regional affiliates decreased 4.7 points in the second quarter of 2008 compared to the second quarter of 2007, while stage length for regional affiliates was up 5.3 percent for the same period.

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

Comparison of 2008 Second Quarter Geographic Passenger Revenue Versus 2007 Second Quarter

Geographic Area	2Q 2008 Passenger Revenue (millions)	Passenger Revenues % Increase/ (Decrease)	PRASM % Increase/ (Decrease)	ASM[1] % Increase/ (Decrease)
North America	$2,414	0.9%	5.9%	(4.8)%
Pacific	$830	1.7%	2.4%	(0.7)%
Atlantic	$723	13.0%	0.8%	12.1%
Latin America	$132	11.2%	16.0%	(4.1)%

Total Mainline	$4,099	3.3%	4.7%	(1.3)%

Regional Affiliates	$797	(0.9)%	0.3%	(1.1)%

Total Consolidated	$4,896	2.6%	3.9%	(1.3)%

Adjusted Consolidated[2]	$4,938	3.5%	4.9%

[1]	ASM (available seat miles)
[2]	Consolidated Passenger Revenue and PRASM adjusted for Mileage Plus effects (See Footnote 5[b]).

Focus On Improving Operating Performance

For the twelve month period ending May 31, 2008, the latest available, United ranked fifth among the six major U.S. network carriers in Department of Transportation on-time rankings. As part of the company’s efforts to improve performance, it has implemented an operational agenda that stresses the day-to-day actions required to provide a reliable product, deliver good service and maintain industry leading safety standards and practices. To improve reliability performance, the company is increasing crew reserves, increasing average scheduled ground time and improving its arrival readiness at gates. This, coupled with the reduction in ground delays expected to result from the industry-wide cut in capacity as well as the new O’Hare runway that will come online in November, is expected to materially improve the company’s on-time performance.

“Our focus and our energy are all about generating a step change in our performance,” said John Tague, executive vice president and COO.

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

“We’ve set the targets, put the right leaders in place, and we’re executing against our plan with a clear understanding of what we need to achieve, how we need to do it, and that we are ultimately accountable for that outcome.”

Continued Focus on Cost Control

Mainline CASM increased by 85.5 percent year-over-year to 20.39 cents reflecting the large special charge and other largely non-cash accounting charges that the company took in the second quarter, as well as the steep increase in fuel expense. Second quarter mainline CASM, excluding these charges and fuel, increased by 2.6 percent from the year-ago quarter to 7.80 cents, better than the company’s guidance due to lower than expected maintenance costs and airport rent costs. This result demonstrates United’s continued focus on controlling non-fuel costs.

	Second Quarter Increase/(Decrease)
	Mainline			Consolidated
	2008	2007	% Chg.	2008	2007	% Chg.
CASM (cents)	20.39	10.99	85.5%	20.41	11.68	74.7%
CASM excluding accounting charges (cents)	13.03	10.99	18.6%	13.81	11.68	18.2%
CASM excluding fuel and accounting charges (cents)	7.80	7.60	2.6%	8.23	8.08	1.9%

The company has classified the majority of its various fuel hedging positions as economic hedges for accounting purposes. The company recorded a net gain of $238 million on hedge contracts in the second quarter – a realized gain of $30 million relating to the current quarter and an unrealized gain of $208 million relating to contracts settling in future periods. The cash benefit of hedging during the quarter was $51 million. These gains were recorded in mainline aircraft fuel expense and resulted in lower fuel expense, than would otherwise be the case, for the second quarter.

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

The company also recognized a net gain of $22 million from fuel hedges that did not qualify as economic hedges and were therefore reported as non-operating income; $1 million of this gain was realized during the current quarter.

Business Highlights

•

In June, the company announced a new fee of $15 for first checked bags. The company anticipates that this charge along with the $25 second checked bag fee and several other changes to bag fees will generate $275 million of incremental revenue on an annualized basis.

•

United became the first U.S. carrier to offer iPod and iPhone connectivity to its in-flight entertainment system, enabling customers to enjoy their individual content on a 15.4-inch personal television, all while the iPod or iPhone charges. United's entire fleet of international, widebody aircraft are being reconfigured over the next two years with lie-flat seats, on-demand entertainment, and iPod and iPhone connectivity in first and business class.

•

United announced several new codeshare partnerships during the second quarter including new relationships with Hawaiian, Jet Airways and Aer Lingus. These partnerships will significantly expand the number of flights available to United customers in Hawaii, India and Ireland.

•

On June 12, 2008, the company held its annual meeting of shareholders. At the meeting, the company’s shareholders overwhelmingly elected each of its directors to a one-year term and also approved an equity incentive plan that will enable United to attract, retain and reward key leaders.

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

Fresh Start Reporting

Upon emergence from its Chapter 11 reorganization in February 2006, the company adopted fresh-start reporting in accordance with SOP 90-7. The company’s emergence resulted in a new reporting entity with no retained earnings or accumulated deficit as of February 1, 2006. Accordingly, the company’s financial information shown for periods prior to February 1, 2006, is not comparable to consolidated financial statements presented on or after that date. For further discussion of fresh-start reporting, please refer to the company’s 2006 and 2007 Form 10-Ks as filed with the Securities and Exchange Commission (SEC).

To offer additional information for investors, the company has identified certain items consisting only of major non-cash fresh-start reporting and exit-related credits and charges (Note 7). While it is not practical for the company to present information for all items that are not comparable in the pre- and post-exit periods, the company believes that the items identified in Note 7 are the material non-cash fresh-start reporting and exit-related items and that such information is useful to investors in understanding year-over-year performance. These fresh-start and exit-related items are discussed in the company’s 2006 and 2007 Form 10-Ks.

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

Outlook

In response to higher fuel prices and a weaker domestic economic environment, the company is reducing its capacity for 2008 and 2009 and currently expects the following year-over-year capacity changes:

Capacity (Available Seat Miles)	Third Quarter 2008	Fourth Quarter 2008	Full-year 2008	Full-year 2009 (versus 2008)
North America	-6.5% to -5.5%	-16.5% to -15.5%	-8.5% to -7.5%	-13.5% to -12.5%
International	-2.0% to -1.0%	-7.5% to -6.5%	+0.5% to +1.5%	-8.0% to -7.0%
Mainline	-4.5% to -3.5%	-12.5% to -11.5%	-5.0% to -4.0%	-11.0% to -10.0%
Express	-0.5% to +0.5%	-3.5% to -2.5%	-2.0% to -1.0%	+6.5% to +7.5%
Consolidated Domestic	-5.5% to -4.5%	-14.0% to -13.0%	-7.5% to -6.5%	-10.0% to -9.0%
Consolidated	-4.0% to -3.0%	-11.5% to -10.5%	-4.5% to -3.5%	-9.0% to -8.0%

Despite the significant reduction in capacity, the company expects 2008 full-year mainline CASM, excluding fuel, special items and the largely non-cash accounting charges discussed earlier, to increase between 1.5 and 2.5 percent, in line with prior guidance, as a result of its newly expanded $500 million cost reduction program, an increase of $100 million. Mainline CASM, excluding fuel, severance and special items, is anticipated to increase between 1.5 and 2.5 percent in the third quarter of 2008.

As United reduces capacity, it is reducing the number of salaried, management and frontline employees. In addition to the 1,500 person or 20 percent reduction in the salaried and management workforce that the company announced last quarter, the company now expects to reduce its frontline workforce by more than 5,500 employees by the end of 2009. United is working to reduce the impact of capacity reductions on employees through voluntary programs.

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

As previously announced, the company has also set a non-aircraft capital budget of $450 million for 2008, $200 million less than originally planned.

As of July 21, the company had hedged approximately 44 percent of its estimated 2008 third quarter mainline fuel consumption, of which approximately 34 percent is through three-way collars with upside protection beginning on average at a crude equivalent price of $111 per barrel and capped at $127 per barrel, with payment obligations beginning on average at crude equivalent price below $107 per barrel. The remaining 10 percent is hedged through collars with upside protection beginning at an average crude equivalent price of $111 per barrel with payment obligations on average beginning at crude equivalent price below $100 per barrel.

As of the same date, United had hedged 47 percent of forecasted mainline fuel consumption for the fourth quarter of 2008, of which 29 percent is through three-way collars with upside protection on average beginning from $113 per barrel and capped at $134 per barrel with payment obligations on average beginning if crude oil drops below $107 per barrel. The remaining 18 percent is hedged through collars with upside protection on average beginning at a crude oil equivalent price of $109 per barrel with payment obligations on average beginning if crude oil drops below $99 per barrel.

As of the same date, United had hedged 14 percent of forecasted mainline fuel consumption for the full year of 2009, of which 10 percent is through three-way collars with upside protection on average beginning from $121 per barrel and capped at $152 per barrel with payment obligations on average beginning if crude oil drops below $102 per barrel. The remaining 4 percent is hedged through collars with upside protection on average beginning at a crude oil equivalent price of $119 per barrel with payment obligations on average beginning if crude oil drops below $108 per barrel.

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

The company expects mainline jet fuel price per gallon, including the impact of hedges, to average $4.08 per gallon in the third quarter of 2008.

Notes 5 and 8 to the attached Statements of Consolidated Operations provides a reconciliation of net income or loss reported under GAAP to net income or loss adjusted for special items and accounting charges for all periods presented as well as a reconciliation of other non-GAAP financial measures.

About United

United Airlines (NASDAQ: UAUA) operates more than 3,200* flights a day on United and United Express to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United also is a founding member of Star Alliance, which provides connections for our customers to 965 destinations in 162 countries worldwide. United's 55,000 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company's Web site at united.com.

*	Based on United’s flight schedule between Jan. 1, 2008, and Dec. 31, 2008.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this press release are forward-looking and thus reflect the company’s current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to the operations and business environment of the company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the company’s ability to comply with the terms of its credit facility; the costs and availability of financing; the company’s ability to execute its business plan; the company’s ability to realize benefits from its resource optimization efforts and cost reduction initiatives; the company’s ability to attract, motivate and/or retain key employees; the company’s ability to attract and retain customers; demand for transportation in the markets in which the company operates; general economic conditions (including interest rates, foreign currency exchange rates, crude oil prices and energy refining capacity in relevant markets); the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of jet fuel; our ability to cost-effectively hedge against increases in the price of jet fuel; the costs associated with security measures and practices; labor costs; industry consolidation; competitive pressures on pricing and on demand; capacity decisions of United and/or its competitors; U.S. or foreign governmental legislation,

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

regulation and other actions, including the effect of open skies agreements; the company’s ability to utilize its net operating losses; the ability of the company to maintain satisfactory labor relations and our ability to avoid any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth from time to time in UAL’s reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the company that such matters will be realized. The company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

UAL CORPORATION AND SUBSIDIARY COMPANIES

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

(In millions, except per share amounts)

	Three Months Ended June 30,		% Increase/ (Decrease)
(In accordance with GAAP)	2008	2007
Operating revenues:
Passenger - United Airlines	$4,099	$3,968	3.3
Passenger - Regional Affiliates	797	804	(0.9)
Cargo	237	181	30.9
Other operating revenues	238	260	(8.5)

	5,371	5,213	3.0

Operating expenses:
Aircraft fuel	1,848	1,206	53.2
Salaries and related costs (Note 5)	1,179	1,019	15.7
Regional affiliates (a)	847	733	15.6
Purchased services (Note 5)	371	335	10.7
Aircraft maintenance materials and outside repairs	295	284	3.9
Depreciation and amortization	216	229	(5.7)
Landing fees and other rent	199	215	(7.4)
Distribution expenses	193	197	(2.0)
Aircraft rent	100	105	(4.8)
Cost of third party sales	65	77	(15.6)
Goodwill impairment (Note 5)	2,277	—	—
Other impairments and special items (Note 5)	223	—	—
Other operating expenses (Note 5)	252	276	(8.7)

	8,065	4,676	72.5

Earnings (loss) from operations	(2,694)	537	—

Other income (expense):
Interest expense	(126)	(139)	(9.4)
Interest income	28	62	(54.8)
Interest capitalized	5	4	25.0
Miscellaneous, net	28	1	NM

	(65)	(72)	(9.7)

Earnings (loss) before income taxes and equity in earnings of affiliates	(2,759)	465	—
Income tax expense (benefit) (Note 5)	(29)	192	—

Earnings (loss) before equity in earnings of affiliates	(2,730)	273	—
Equity in earnings of affiliates, net of tax	1	1	—

Net income (loss)	$(2,729)	$274	—

Earnings (loss) per share, basic	$(21.47)	$2.31

Earnings (loss) per share, diluted	$(21.47)	$1.83

Weighted average shares, basic	127.1	117.4
Weighted average shares, diluted	127.1	153.4

See accompanying notes.

(a)	Regional affiliates expense includes regional aircraft rent expense. See Note 2 for more information.

NM	Not meaningful.

UAL CORPORATION AND SUBSIDIARY COMPANIES

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

(In millions, except per share amounts)

	Six Months Ended June 30,		% Increase/ (Decrease)
(In accordance with GAAP)	2008	2007
Operating revenues:
Passenger - United Airlines	$7,644	$7,232	5.7
Passenger - Regional Affiliates	1,512	1,479	2.2
Cargo	455	349	30.4
Other operating revenues	471	526	(10.5)

	10,082	9,586	5.2

Operating expenses:
Aircraft fuel	3,423	2,247	52.3
Salaries and related costs (Note 5)	2,225	2,087	6.6
Regional affiliates (a)	1,626	1,425	14.1
Purchased services (Note 5)	720	636	13.2
Aircraft maintenance materials and outside repairs	612	565	8.3
Depreciation and amortization	436	449	(2.9)
Landing fees and other rent	429	453	(5.3)
Distribution expenses	377	385	(2.1)
Aircraft rent	199	205	(2.9)
Cost of third party sales	129	170	(24.1)
Goodwill impairment (Note 5)	2,277	—	—
Other impairments and special items (Note 5)	223	(22)	—
Other operating expenses (Note 5)	541	541	—

	13,217	9,141	44.6

Earnings (loss) from operations	(3,135)	445	—

Other income (expense):
Interest expense	(261)	(345)	(24.3)
Interest income	76	120	(36.7)
Interest capitalized	10	9	11.1
Miscellaneous, net	9	(1)	—

	(166)	(217)	(23.5)

Earnings (loss) before income taxes and equity in earnings of affiliates	(3,301)	228	—
Income tax expense (benefit) (Note 5)	(32)	108	—

Earnings (loss) before equity in earnings of affiliates	(3,269)	120	—
Equity in earnings of affiliates, net of tax	3	2	50.0

Net income (loss)	$(3,266)	$122	—

Earnings (loss) per share, basic	$(26.33)	$1.00

Earnings (loss) per share, diluted	$(26.33)	$0.88

Weighted average shares, basic	124.1	117.2
Weighted average shares, diluted	124.1	153.1

See accompanying notes.

(a)	Regional affiliates expense includes regional aircraft rent expense. See Note 2 for more information.

NM	Not meaningful.

UAL CORPORATION AND SUBSIDIARY COMPANIES

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(In millions)

	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
(In accordance with GAAP)	2008	2007		2008	2007
Cash flows provided (used) by operating activities	$217	$1,034	(79.0)	$137	$1,660	(91.7)

Cash flows provided (used) by investing activities:
Net (purchases) sales of short-term investments	486	(2,389)	—	2,295	(2,270)	—
Additions to property and equipment	(131)	(78)	67.9	(232)	(146)	58.9
(Increase) decrease in restricted cash (a)	73	(15)	—	101	(24)	—
Proceeds from litigation on advance deposits	41	—	—	41	—	—
Proceeds from the sale of property and equipment	14	5	180.0	14	11	27.3
Other, net	(11)	(12)	(8.3)	(22)	(26)	(15.4)

	472	(2,489)	—	2,197	(2,455)	—

Cash flows provided (used) by financing activities:
Repayment of Credit Facility	—	—	—	(9)	(986)	(99.1)
Repayment of other debt	(169)	(705)	(76.0)	(351)	(1,023)	(65.7)
Special distribution	—	—	—	(251)	—	—
Principal payments under capital leases	(188)	(35)	437.1	(200)	(48)	316.7
Decrease in capital lease deposits	154	—	—	154	—	—
Increase in deferred financing costs	(109)	(9)	NM	(111)	(20)	455.0
Proceeds from issuance of secured notes	84	694	(87.9)	84	694	(87.9)
Other, net	—	1	(100.0)	(10)	13	—

	(228)	(54)	322.2	(694)	(1,370)	(49.3)

Increase (decrease) in cash and cash equivalents during the period	461	(1,509)	—	1,640	(2,165)	—
Cash and cash equivalents at beginning of the period	2,438	3,176	(23.2)	1,259	3,832	(67.1)

Cash and cash equivalents at end of the period	$2,899	$1,667	73.9	$2,899	$1,667	73.9

Reconciliation of cash and cash equivalents to total cash and cash equivalents, short-term investments and restricted cash:

	As of June 30,		% Increase/ (Decrease)
	2008	2007
Cash and cash equivalents	$2,899	$1,667	73.9
Short-term investments	—	2,582	(100.0)
Restricted cash (a)	655	871	(24.8)

Total cash and cash equivalents, short-term investments and restricted cash (b)	$3,554	$5,120	(30.6)

(a)	The Company’s restricted cash primarily relates to reserves with institutions that process its credit card ticket sales, which fluctuate quarterly due to seasonality and the level of advance ticket sales, security deposits for airport leases and security for workers’ compensation obligations, which decreased significantly in the second quarter of 2008 due to the posting of letters of credit.
(b)	See Note 5[i] for the Company’s computation of free cash flow.

NM	Not meaningful.

CONSOLIDATED NOTES (UNAUDITED)

(1)	UAL Corporation (“UAL” or the “Company”) is a holding company whose principal subsidiary is United Air Lines, Inc. (“United”). On December 9, 2002, UAL, United and twenty-six direct and indirect wholly-owned subsidiaries filed Chapter 11 petitions for relief in the U.S. Bankruptcy Court for the Northern District of Illinois. On February 1, 2006 (the “Effective Date”), the Company emerged from Chapter 11. In connection with its emergence from Chapter 11 bankruptcy protection, the Company implemented fresh-start reporting in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” on the Effective Date. The application of fresh-start reporting resulted in significant changes to the historical financial statements.

(2)	United has contractual relationships with various regional carriers to provide regional jet and turboprop service branded as United Express. Under these agreements, United pays the regional carriers contractually agreed fees for crew expenses, maintenance expenses and other costs of operating these flights. These costs include aircraft rents of $103 million and $107 million for the three months ended June 30, 2008 and 2007, respectively, and $207 million and $214 million for the six months ended June 30, 2008 and 2007, respectively, which are included in regional affiliate expense in our Statements of Consolidated Operations.

(3)	UAL’s results of operations include aircraft fuel expense for both United mainline jet operations and regional affiliates. Aircraft fuel expense incurred as a result of the Company’s regional affiliates’ operations is reflected in Regional affiliates operating expense. In accordance with UAL’s agreement with its regional affiliates, these costs are incurred by the Company.

	Year-Over-Year Impact of Fuel Expense United Mainline and Regional Affiliate Operations
(In millions, except per gallon)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2008	2007		2008	2007
Mainline fuel expense	$1,848	$1,206	53.2	$3,423	$2,247	52.3
Regional affiliates fuel expense	355	224	58.5	633	418	51.4

United system fuel expense	$2,203	$1,430	54.1	$4,056	$2,665	52.2

Mainline fuel consumption (gallons)	571	579	(1.4)	1,127	1,130	(0.3)
Mainline average jet fuel price per gallon (in cents)	323.6	208.3	55.4	303.7	198.8	52.8

Regional affiliates fuel consumption (gallons)	94	96	(2.1)	186	188	(1.1)
Regional affiliates average jet fuel price per gallon (in cents)	377.7	233.3	61.9	340.3	222.3	53.1

(4)	The tables below set forth certain operating statistics by geographic region and the Company’s mainline, regional affiliates and consolidated operations:

(% change from prior year)
Three Months Ended June 30, 2008	North America	Pacific	Atlantic	Latin	Mainline	Regional Affiliates	Consolidated
Passenger revenues	0.9	1.7	13.0	11.2	3.3	(0.9)	2.6
ASM	(4.8)	(0.7)	12.1	(4.1)	(1.3)	(1.1)	(1.3)
RPM	(7.1)	(5.6)	7.6	(3.4)	(4.5)	(7.0)	(4.8)
PRASM	5.9	2.4	0.8	16.0	4.7	0.3	3.9
Yield [a]	8.6	7.8	4.2	13.5	8.2	6.6	7.7
Load factor (points)	(2.2)	(4.1)	(3.4)	0.6	(2.7)	(4.7)	(3.0)

Six Months Ended June 30, 2008	North America	Pacific	Atlantic	Latin	Mainline	Regional Affiliates	Consolidated
Passenger revenues	2.3	6.5	16.3	13.6	5.7	2.2	5.1
ASM	(5.5)	2.4	15.0	(0.1)	(0.7)	(1.2)	(0.7)
RPM	(7.6)	(2.7)	11.0	(1.2)	(3.7)	(6.4)	(4.0)
PRASM	8.3	4.0	1.1	13.7	6.4	3.5	6.0
Yield [a]	10.7	9.4	4.4	15.3	9.8	9.1	9.5
Load factor (points)	(1.8)	(4.1)	(2.9)	(0.9)	(2.6)	(4.1)	(2.7)

[a]	Yields for geographic regions exclude charter revenue, industry reduced fares, passenger charges and related revenue passenger miles.

CONSOLIDATED NOTES (UNAUDITED)

(5)	The Company incurred significant charges related to tangible and intangible asset impairments, severance and other charges that significantly impacted its results in the three and six months ended June 30, 2008. Collectively, these charges are identified as “impairments and other charges” in the Regulation G reconciliations below. These items consist of the following:

	Three Months Ended June 30, 2008			Six Months Ended June 30, 2008
							Income Statement Classification
Goodwill impairment	$2,277			$2,277			Goodwill impairment

Intangible asset impairments	80			80
Aircraft and deposit impairments	143			143

Other impairments	223			223			Other impairments and special items

Severance	82			82			Salaries and related costs
Employee benefit charges	28	(a	)	34	(a	)	Salaries and related costs
Litigation-related settlement gain	(29)			(29)			Other operating expenses
Purchased services charges	26	(b	)	26	(b	)	Purchased services

Pre-tax impairments and other charges	2,607			2,613
Tax benefit on intangible asset impairments	(29)			(29)			Income tax benefit

Impairments and other charges, net of tax	$2,578			$2,584

(a)	Amount relates to additional charges to adjust certain employee benefit obligations.
(b)	Amount relates to expense for certain projects and transactions that have been terminated or indefinitely postponed by the Company.

The Company recorded a special operating expense credit of $22 million in the three months ended March 31, 2007 related to bankruptcy facility lease secured interest litigation, which remains unresolved from the Company’s recent reorganization.

Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. The Company also believes that adjusting for special items is useful to investors because they are non-recurring items not indicative of the Company’s on-going performance. In addition, the Company adjusts for Mileage Plus impacts for better comparison to several of its peers as many still apply the incremental cost method of accounting to their loyalty plans.

The tables below set forth the reconciliation of GAAP and non-GAAP financial measures for certain operating statistics that are used in determining key indicators such as adjusted passenger revenue per revenue passenger mile (“Yield”), operating revenue per available seat mile (“RASM”), operating margin, net income (loss) and operating expense per available seat mile (“CASM”).

		Three Months Ended June 30,		%	Six Months Ended June 30,		%
		2008	2007	Change	2008	2007	Change
[a]	Yield (In millions)
	Mainline
	Passenger - United Airlines	$4,099	$3,968	3.3	$7,644	$7,232	5.7
	Less: industry reduced fares and passenger charges	(12)	(11)	9.1	(22)	(21)	4.8

	Mainline adjusted passenger revenue	$4,087	$3,957	3.3	$7,622	$7,211	5.7

	Mainline revenue passenger miles	29,443	30,833	(4.5)	56,370	58,562	(3.7)
	Adjusted mainline yield (in cents)	13.88	12.83	8.2	13.52	12.31	9.8

	Consolidated
	Consolidated passenger revenue	$4,896	$4,772	2.6	$9,156	$8,711	5.1
	Less: industry reduced fares and passenger charges	(12)	(11)	9.1	(22)	(21)	4.8

	Consolidated adjusted passenger revenue	$4,884	$4,761	2.6	$9,134	$8,690	5.1

	Consolidated revenue passenger miles	32,581	34,207	(4.8)	62,317	64,913	(4.0)
	Adjusted consolidated yield (in cents)	14.99	13.92	7.7	14.66	13.39	9.5

[b]	PRASM (In millions)
	Mainline
	Passenger - United Airlines	$4,099	$3,968	3.3	$7,644	$7,232	5.7
	Add: Mileage Plus - effect of accounting change	35	37	(5.4)	89	150	(40.7)
	Less: Mileage Plus - effect of expiration period change	—	(39)	(100.0)	—	(62)	(100.0)

	Mainline adjusted passenger revenue	$4,134	$3,966	4.2	$7,733	$7,320	5.6

	Mainline available seat miles	35,394	35,875	(1.3)	69,922	70,410	(0.7)
	Adjusted mainline PRASM (in cents)	11.68	11.06	5.6	11.06	10.40	6.3

	Regional Affiliates
	Passenger - Regional Affiliates	$797	$804	(0.9)	$1,512	$1,479	2.2
	Add: Mileage Plus - effect of accounting change	7	9	(22.2)	18	31	(41.9)
	Less: Mileage Plus - effect of expiration period change	—	(8)	(100.0)	—	(13)	(100.0)

	Regional affiliates passenger revenue	$804	$805	(0.1)	$1,530	$1,497	2.2

	Regional affiliates available seat miles	4,126	4,174	(1.1)	8,007	8,103	(1.2)
	Regional affiliates PRASM (in cents)	19.49	19.29	1.0	19.11	18.47	3.5

	Consolidated
	Consolidated passenger revenues	$4,896	$4,772	2.6	$9,156	$8,711	5.1
	Add: Mileage Plus - effect of accounting change	42	46	(8.7)	107	181	(40.9)
	Less: Mileage Plus - effect of expiration period change	—	(47)	(100.0)	—	(75)	(100.0)

	Adjusted consolidated passenger revenues	$4,938	$4,771	3.5	$9,263	$8,817	5.1

	Consolidated available seat miles	39,520	40,049	(1.3)	77,929	78,513	(0.7)
	Adjusted consolidated PRASM (in cents)	12.49	11.91	4.9	11.89	11.23	5.9

CONSOLIDATED NOTES (UNAUDITED)

		Three Months Ended June 30,		% Change		Six Months Ended June 30,		% Change
		2008	2007			2008	2007
[c]	RASM (In millions)
	Mainline
	Consolidated operating revenues	$5,371	$5,213	3.0		$10,082	$9,586	5.2
	Less: Passenger - Regional Affiliates	(797)	(804)	(0.9)		(1,512)	(1,479)	2.2

	Mainline operating revenues	$4,574	$4,409	3.7		$8,570	$8,107	5.7

	Mainline available seat miles	35,394	35,875	(1.3)		69,922	70,410	(0.7)
	Mainline RASM (in cents)	12.92	12.29	5.1		12.26	11.51	6.5

	Consolidated
	Consolidated operating revenues	$5,371	$5,213	3.0		$10,082	$9,586	5.2
	Add: Mileage Plus - effect of accounting change	42	46	(8.7)		107	181	(40.9)
	Less: Mileage Plus - effect of expiration period change	—	(47)	(100.0)		—	(75)	(100.0)

	Adjusted consolidated operating revenues	$5,413	$5,212	3.9		$10,189	$9,692	5.1

	Consolidated available seat miles	39,520	40,049	(1.3)		77,929	78,513	(0.7)
	Adjusted consolidated RASM (in cents)	13.70	13.01	5.3		13.07	12.34	5.9
[d]	Operating Margin (In millions)
	Consolidated operating earnings (loss)	$(2,694)	$537	—		$(3,135)	$445	—
	Add (less): impairments and other charges	2,607	—	—		2,613	(22)	—

	Adjusted operating earnings (loss)	$(87)	$537	—		$(522)	$423	—

	Consolidated operating revenues	$5,371	$5,213	3.0		$10,082	$9,586	5.2
	Operating margin (loss) (percent)	(50.2)	10.3	(60.5	) pt.	(31.1)	4.6	(35.7	) pt.
	Adjusted operating margin (loss) (percent)	(1.6)	10.3	(11.9	) pt.	(5.2)	4.4	(9.6	) pt.
[e]	Pre-tax income (loss) (In millions)
	Earnings (loss) before income taxes and equity in earnings of affiliates	$(2,759)	$465	—		$(3,301)	$228	—
	Add (less): impairments and other charges	2,607	—	—		2,613	(22)	—

	Adjusted pre-tax earnings (loss)	$(152)	$465	—		$(688)	$206	—

	Pre-tax earnings (loss) (percent)	(51.4)	8.9	(60.3	) pt.	(32.7)	2.4	(35.1	) pt.
	Adjusted pre-tax earnings (loss) (percent)	(2.8)	8.9	(11.7	) pt.	(6.8)	2.1	(8.9	) pt.
[f]	Net income (loss) (In millions)
	Net income (loss)	$(2,729)	$274	—		$(3,266)	$122	—
	Add (less): impairments and other charges	2,607	—	—		2,613	(22)	—
	Add (less): income tax expense (i)	(29)	—	—		(29)	10	—

	Adjusted net income (loss)	$(151)	$274	—		$(682)	$110	—

[g]	CASM (In millions)
	Mainline
	Consolidated operating expenses	$8,065	$4,676	72.5		$13,217	$9,141	44.6
	Less: Regional affiliates	(847)	(733)	15.6		(1,626)	(1,425)	14.1

	Mainline operating expenses	$7,218	$3,943	83.1		$11,591	$7,716	50.2

	Mainline available seat miles	35,394	35,875	(1.3)		69,922	70,410	(0.7)
	Mainline CASM (in cents)	20.39	10.99	85.5		16.58	10.96	51.3

	Mainline operating expenses	$7,218	$3,943	83.1		$11,591	$7,716	50.2
	Add (less): impairments and other special items	(2,607)	—	—		(2,613)	22	—

	Adjusted mainline operating expense	$4,611	$3,943	16.9		$8,978	$7,738	16.0

	Adjusted mainline CASM (in cents)	13.03	10.99	18.6		12.84	10.99	16.8

	Adjusted mainline operating expense	$4,611	$3,943	16.9		$8,978	$7,738	16.0
	Less: mainline fuel expense	(1,848)	(1,206)	53.2		(3,423)	(2,247)	52.3
	Less: cost of third party sales - UAFC (ii)	(3)	(11)	(72.7)		(3)	(34)	(91.2)

	Adjusted mainline operating expense	$2,760	$2,726	1.2		$5,552	$5,457	1.7

	Adjusted mainline CASM (in cents)	7.80	7.60	2.6		7.94	7.75	2.5

CONSOLIDATED NOTES (UNAUDITED)

		Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
		2008	2007		2008	2007
	Consolidated
	Consolidated operating expenses	$8,065	$4,676	72.5	$13,217	$9,141	44.6
	Add (less): impairments and other charges	(2,607)	—	—	(2,613)	22	—

	Adjusted consolidated operating expenses	$5,458	$4,676	16.7	$10,604	$9,163	15.7

	Consolidated available seat miles	39,520	40,049	(1.3)	77,929	78,513	(0.7)
	Adjusted consolidated CASM (in cents)	13.81	11.68	18.2	13.61	11.67	16.6

	Consolidated operating expenses	$5,458	$4,676	16.7	$10,604	$9,163	15.7
	Less: fuel expense and UAFC (ii)	(2,206)	(1,441)	53.1	(4,059)	(2,699)	50.4

	Adjusted consolidated operating expenses	$3,252	$3,235	0.5	$6,545	$6,464	1.3

	Adjusted consolidated CASM (in cents)	8.23	8.08	1.9	8.40	8.23	2.1

[h]	Operating expenses (In millions)
	Consolidated operating expenses	$8,065	$4,676	72.5	$13,217	$9,141	44.6
	Add (less): impairments and other charges	(2,607)	—	—	(2,613)	22	—

	Adjusted operating expenses	$5,458	$4,676	16.7	$10,604	$9,163	15.7

[i]	Operating cash flow (In millions)
	Operating cash flow	$217	$1,034	(79.0)	$137	$1,660	(91.7)
	Less: capital expenditures	(131)	(78)	67.9	(232)	(146)	58.9
	Add: proceeds from litigation on advance deposits	41	—	—	41	—	—

	Free cash flow	$127	$956	(86.7)	$(54)	$1,514	(103.6)

[j]	Loss per share (basic and diluted)
	Loss per share - GAAP	$(21.47)			$(26.33)
	Add: impairments and other charges	20.28			20.82

	Loss per share - excluding impairment and other charges	$(1.19)			$(5.51)

(i)	For the six months ended June 30, 2007, the income tax adjustment for special items is the difference in the income tax provision on actual net income (loss) and the income tax provision on adjusted net income (loss), computed using an effective tax rate of 47%. The Company did not record a tax benefit on the impairments and special items in the 2008 period, except for $29 million of tax benefits related to the intangible asset impairments, which was calculated using a 36% tax rate.
(ii)	Included in UAL’s operating expenses are the expenses of United’s wholly-owned subsidiary United Aviation Fuels Corporation (“UAFC”). UAFC’s expenses are not derived from mainline jet operations; therefore, UAL has excluded these expenses from the above reported GAAP financial measures.

NM - Not meaningful.

(6)	The table below sets forth the estimated exit-related and fresh-start reporting impacts on the Company’s results of operations.

	2008 Increase (Decrease)
(In millions)	YTD Estimate	2Q Estimate	1Q Estimate
Revenue impact:
Mileage Plus revenue	$(107)	$(42)	$(65)	[a	]

Operating expense impact:
Share-based compensation	18	7	11	[b	]
Mileage Plus marketing expense	7	2	5	[a	]
Postretirement welfare cost	28	14	14	[c	]
Depreciation and amortization	20	10	10	[d	]
Deferred gain	36	18	18	[e	]

Total operating expense impact	109	51	58

Non-operating expense impact:
Non-cash and fresh-start interest expense	$8	$4	$4	[f	]

[a]	In connection with its emergence from Chapter 11 protection effective February 1, 2006, the Company adopted fresh-start reporting. Accordingly, the Company elected to change its accounting policy from an incremental cost basis to a deferred revenue model to measure the obligation for the Mileage Plus Frequent Flyer program. Adjustments to the obligation are recorded to operating revenues. Historically, adjustments were based upon incremental costs and were recorded in both operating revenues and advertising expense.

The deferred revenue model is more volatile than the incremental cost basis. Because all miles are now accounted for under the deferred revenue model, the amount of revenue recognized is more sensitive to the number of miles earned and redeemed during the period than the incremental cost basis.

CONSOLIDATED NOTES (UNAUDITED)

[b]	In accordance with the plan of reorganization, the Company implemented stock-based compensation plans for certain management employees and non-employee directors. The Company adopted SFAS 123R effective January 1, 2006 and recorded compensation expense for such plans.

[c]	In accordance with fresh-start reporting, the Company revalued its liabilities effective February 1, 2006 to fair value. As a result, all prior period service credits related to postretirement costs were eliminated.

[d]	In accordance with fresh-start reporting, the Company revalued its assets to fair value effective February 1, 2006. As a result, definite lived intangible asset values increased substantially which results in higher associated amortization expense. In addition, the value of the Company’s operating property and equipment was significantly reduced which results in lower depreciation expense. The Company has estimated the net impact of changes in asset values at fresh-start on net depreciation and amortization.

[e]	In accordance with fresh-start reporting, the Company revalued its liabilities effective February 1, 2006 to fair value. As a result, all deferred gains on aircraft sale/leasebacks were eliminated.

[f]	As a result of fresh-start reporting, the Company recognizes certain non-cash interest expenses, including the amortization of mark-to-market discounts on all debt and capital leases.

(7)	The following table presents additional detail on the Mileage Plus impacts summarized in the table above. These items consist of the additional amount of revenue that the Company estimates would have been recognized had we continued to apply the incremental cost method of accounting after exiting bankruptcy and, for 2007, the estimated impact of the change in the expiration period for inactive accounts from 36 months to 18 months. The Company utilizes this adjustment for comparison of its performance to its peers, as certain of our peers currently still apply the incremental cost method of accounting.

	Increase (Decrease)
	2008			2007
(In millions)	YTD	2Q	1Q	YTD	4Q	3Q	2Q	1Q
Mainline
Effect of accounting change	(89)	(35)	(54)	(230)	(50)	(30)	(37)	(113)
Effect of expiration period change	—	—	—	204	100	42	39	23

Total Mainline	(89)	(35)	(54)	(26)	50	12	2	(90)

Regional Affiliates
Effect of accounting change	(18)	(7)	(11)	(47)	(11)	(5)	(9)	(22)
Effect of expiration period change	—	—	—	42	21	8	8	5

Total Regional Affiliates	(18)	(7)	(11)	(5)	10	3	(1)	(17)

Consolidated
Effect of accounting change	(107)	(42)	(65)	(277)	(61)	(35)	(46)	(135)
Effect of expiration period change	—	—	—	246	121	50	47	28

Total Consolidated	(107)	(42)	(65)	(31)	60	15	1	(107)

CONSOLIDATED NOTES (UNAUDITED)

(8)	Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. Further, the Company believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. The Company also believes that adjusting for impairments and other charges is useful to investors because they are non-recurring income and/or charges that are not indicative of the Company's on-going performance.

The forecasted fuel amounts shown below were estimated based on forecasted jet fuel prices of $4.08 per gallon and $3.54 per gallon for the third quarter and the full year of 2008, respectively.

	Three Months Ending September 30,					Twelve Months Ending December 31,
	2008 Estimate		2007 Actual	YOY % Change		2008 Estimate		2007 Actual	YOY % Change
	Low	High				Low	High
Operating expense per ASM - CASM (cents)
Mainline operating expense	14.41	14.48	11.28	27.7	28.4	15.63	15.71	11.39	37.2	37.9
Less: fuel expense	(6.58)	(6.58)	(3.63)	81.3	81.3	(5.71)	(5.71)	(3.55)	60.8	60.8

Mainline excluding fuel	7.83	7.90	7.65	2.4	3.3	9.92	10.00	7.84	26.5	27.6

Add: impairments and other charges	—	—	0.06	(100.0)	(100.0)	(1.93)	(1.93)	0.03	—	—

Mainline excluding fuel and impairments and other charges	7.83	7.90	7.71	1.5	2.5	7.99	8.07	7.87	1.5	2.5

UAL CORPORATION AND SUBSIDIARY COMPANIES

Successor Company Operating Statistics

(Mainline and Regional Affiliates (a))

	Three Months Ended June 30,		% Change
	2008	2007
Mainline revenue passengers (In thousands)	16,994	18,190	(6.6)

Revenue passenger miles - RPM (In millions)
Mainline	29,443	30,833	(4.5)
Regional affiliates	3,138	3,374	(7.0)

Consolidated	32,581	34,207	(4.8)

Available seat miles - ASM (In millions)
Mainline	35,394	35,875	(1.3)
Regional affiliates	4,126	4,174	(1.1)

Consolidated	39,520	40,049	(1.3)

Passenger load factor (percent)
Mainline	83.2	85.9	(2.7	) pt.
Regional affiliates	76.1	80.8	(4.7	) pt.
Consolidated	82.4	85.4	(3.0	) pt.

Consolidated operating breakeven passenger load factor (percent)	NM	75.8	NM

Passenger revenue per passenger mile - Yield (cents) [See Note 5a]
Mainline adjusted	13.88	12.83	8.2
Regional affiliates	25.40	23.83	6.6
Consolidated adjusted	14.99	13.92	7.7

Passenger revenue per available seat mile - PRASM (cents) [See Note 5b]
Mainline	11.58	11.06	4.7
Mainline adjusted for Mileage Plus	11.68	11.06	5.6
Regional affiliates	19.32	19.26	0.3
Regional affiliates adjusted for Mileage Plus	19.49	19.29	1.0
Consolidated	12.39	11.92	3.9
Consolidated adjusted for Mileage Plus	12.49	11.91	4.9

Operating revenue per available seat mile - RASM (cents) [See Note 5c]
Mainline	12.92	12.29	5.1
Regional affiliates	19.32	19.26	0.3
Consolidated	13.59	13.02	4.4

Operating expense per available seat mile - CASM (cents) [See Note 5g]
Mainline	20.39	10.99	85.5
Mainline excluding impairments and other charges	13.03	10.99	18.6
Mainline excluding impairments and other charges, fuel and UAFC	7.80	7.60	2.6
Regional affiliates	20.53	17.56	16.9
Consolidated	20.41	11.68	74.7
Consolidated excluding impairments and other charges	13.81	11.68	18.2
Consolidated excluding impairments and other charges, fuel and UAFC	8.23	8.08	1.9

Mainline unit earnings (loss) (cents) (b)	(7.47)	1.30	—
Mainline unit earnings excluding impairments and other charges, fuel and UAFC (cents) (b)	5.12	4.69	9.2

Number of aircraft in operating fleet at end of period
Mainline	457	460	(0.7)
Regional affiliates	276	288	(4.2)

Consolidated	733	748	(2.0)

Other Mainline Statistics
Mainline average price per gallon of jet fuel (cents)	323.6	208.3	55.4
Average full-time equivalent employees (thousands)	51.1	51.4	(0.6)
Mainline ASMs per equivalent employee - productivity (thousands)	693	698	(0.7)
Average stage length (in miles)	1,395	1,366	2.1
Fleet utilization (in hours and minutes)	11:09	11:09	—

(a)	Mainline includes United Air Lines, Inc. scheduled and chartered jet operations. Regional affiliates include operations from regional carriers with whom the Company has entered into capacity purchase agreements to provide jet and turboprop operations branded as United Express.
(b)	Unit earnings are calculated as RASM minus CASM.

NM - Not meaningful

UAL CORPORATION AND SUBSIDIARY COMPANIES

Successor Company Operating Statistics

(Mainline and Regional Affiliates (a))

	Six Months Ended June 30,		% Change
	2008	2007
Mainline revenue passengers (In thousands)	32,244	34,540	(6.6)

Revenue passenger miles - RPM (In millions)
Mainline	56,370	58,562	(3.7)
Regional affiliates	5,947	6,351	(6.4)

Consolidated	62,317	64,913	(4.0)

Available seat miles - ASM (In millions)
Mainline	69,922	70,410	(0.7)
Regional affiliates	8,007	8,103	(1.2)

Consolidated	77,929	78,513	(0.7)

Passenger load factor (percent)
Mainline	80.6	83.2	(2.6	) pt.
Regional affiliates	74.3	78.4	(4.1	) pt.
Consolidated	80.0	82.7	(2.7	) pt.

Consolidated operating breakeven passenger load factor (percent)	NM	78.4	NM

Passenger revenue per passenger mile - Yield (cents) [See Note 5a]
Mainline adjusted	13.52	12.31	9.8
Regional affiliates	25.42	23.29	9.1
Consolidated adjusted	14.66	13.39	9.5

Passenger revenue per available seat mile - PRASM (cents) [See Note 5b]
Mainline	10.93	10.27	6.4
Mainline adjusted for Mileage Plus	11.06	10.40	6.3
Regional affiliates	18.88	18.25	3.5
Regional affiliates adjusted for Mileage Plus	19.11	18.47	3.5
Consolidated	11.75	11.09	6.0
Consolidated adjusted for Mileage Plus	11.89	11.23	5.9

Operating revenue per available seat mile - RASM (cents) [See Note 5c]
Mainline	12.26	11.51	6.5
Regional affiliates	18.88	18.25	3.5
Consolidated	12.94	12.21	6.0

Operating expense per available seat mile - CASM (cents) [See Note 5g]
Mainline	16.58	10.96	51.3
Mainline excluding impairments and other charges	12.84	10.99	16.8
Mainline excluding impairments and other charges, fuel and UAFC	7.94	7.75	2.5
Regional affiliates	20.31	17.59	15.5
Consolidated	16.96	11.64	45.7
Consolidated excluding impairments and other charges	13.61	11.67	16.6
Consolidated excluding impairments and other charges, fuel and UAFC	8.40	8.23	2.1

Mainline unit earnings (loss) (cents) (b)	(4.32)	0.55	—
Mainline unit earnings excluding impairments and other charges, fuel and UAFC (cents) (b)	4.32	3.76	14.9

Number of aircraft in operating fleet at end of period
Mainline	457	460	(0.7)
Regional affiliates	276	288	(4.2)

Consolidated	733	748	(2.0)

Other Mainline Statistics
Mainline average price per gallon of jet fuel (cents)	303.7	198.8	52.8
Average full-time equivalent employees (thousands)	51.9	51.5	0.8
Mainline ASMs per equivalent employee-productivity (thousands)	1,347	1,367	(1.5)
Average stage length (in miles)	1,404	1,363	3.0
Fleet utilization (in hours and minutes)	10:56	11:04	(1.2)

(a)	Mainline includes United Air Lines, Inc. scheduled and chartered jet operations. Regional affiliates include operations from regional carriers with whom the Company has entered into capacity purchase agreements to provide jet and turboprop operations branded as United Express.
(b)	Unit earnings are calculated as RASM minus CASM.

NM - Not meaningful